EXHIBIT 10.1

SENIOR REVOLVER LOAN AGREEMENT

Dated as of
September 20, 2018

between and among

EMPIRE LOUISIANA, LLC

"BORROWER"

AND

CROSSFIRST BANK

"BANK"

SENIOR REVOLVER LOAN AGREEMENT

THIS SENIOR REVOLVER LOAN AGREEMENT, dated effective as of September 20, 2018, is entered into between EMPIRE LOUISIANA, LLC, a Delaware limited liability company, ("Borrower"), and CROSSFIRST BANK, a Kansas banking corporation ("Bank").

W I T N E S S E T H:

WHEREAS, Borrower has requested Bank to establish a senior revolving line of credit facility in favor of Borrower in the maximum principal amount of FIVE MILLION and NO/100 DOLLARS ($5,000,000.00) (the "Revolver Commitment"), subject to the Revolver Commitment Amount (initially stipulated to be $1,350,000.00) and the Collateral Borrowing Base limitations hereof, until the Revolver Final Maturity Date, to be evidenced by Borrower's Promissory Note (Revolver Note) payable to the order of Bank and dated as of even date herewith in the stated face principal amount of $5,000,000.00 (as renewed, extended, rearranged, substituted, replaced, amended or otherwise modified from time to time, collectively the "Revolver Note"), the proceeds of which may be used for (i) the acquisition of oil and natural gas reserves, (ii) the development of oil and natural gas reserves, (iii) the general working capital and capital expenditures of the Borrower, and (iv) the issuance of standby letters of credit; and

WHEREAS, Bank is willing to establish the Revolver Commitment and make the Revolver Loan advances from time to time hereunder to Borrower in the maximum principal amount of $5,000,000.00, subject to the Revolver Commitment Amount (initially stipulated to be $1,350,000.00) and the Collateral Borrowing Base, all upon the terms and conditions herein set forth, and upon Borrower's granting in favor of Bank a continuing and continuous, first priority mortgage lien, pledge of and security interest in not less than 80% of Borrower's producing oil, gas and other leasehold and mineral interests in counties in the State of Louisiana, along with certain contract rights, all as more particularly described and defined in the Security Instruments (as hereinafter defined), as collateral and security for all Indebtedness;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree as follows:

ARTICLE I.
 CERTAIN DEFINITIONS

1.1 Defined Terms.  When used herein, the following terms shall have the following meanings:

"Affiliate" shall mean any Person which, directly or indirectly, controls, or is controlled by, or is under common control with, another Person.  For purposes of this definition, "control" shall mean the power, directly or indirectly, to direct or in effect cause the direction of the management and policies of such Person whether by contract or otherwise.

"Agreement" shall mean this Senior Revolver Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time.

"Authorized Officers" shall mean Thomas Pritchard, Chief Executive Officer and Secretary; Michael R. Morrisett, President and Treasurer; and Anthony Kamin, Chairman of the Board, or any other person(s) authorized in writing thereby or pursuant to limited liability company resolutions duly adopted by the Borrower's board of managers to request Revolver Loans or Letters of Credit hereunder or direct voluntary prepayment(s) of the Revolver Note as permitted hereby.

"Bankruptcy Event" shall mean, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or Governmental Authority having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under the Bankruptcy Code or any other applicable insolvency or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under the Bankruptcy Code or any other applicable insolvency or other similar Law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged and unbonded for a period of 60 consecutive days; or (iii) such Person shall commence a voluntary case under the Bankruptcy Code or any other applicable insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to pay or shall fail to pay, or shall admit in writing its inability to pay, its debts generally as they become due.

"Base Rate" shall mean the prime rate of interest published by the Wall Street Journal, Southwest Edition, in its Money Rates columns as the prime rate or base rate on corporate loans at large U.S. money center commercial banks or a similar rate if such rate ceases to be published.  If the prime rate is no longer announced or established for any reason, Bank may select as the alternate rate such other announced and established prime or base rate for corporate loans of the New York, New York money center bank that Bank deems in its sole discretion to be most comparable to the no longer announced or established rate.

"Business Day" shall mean a day other than a Saturday, Sunday or a day upon which banks in the State of Oklahoma are closed to business generally.

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, together with all regulations and rulings promulgated with respect thereto.

"Change of Control" shall mean any event, transaction or occurrence, as a result of which, Guarantor, shall in the aggregate cease to own or control, directly or indirectly, at least fifty-one percent (51%) of the voting interests of Borrower.

"Closing Date" shall mean the effective date of this Agreement.

"Collateral" shall have the meaning assigned to that term in Article III of this Agreement.

"Collateral Borrowing Base" shall have the meaning assigned to the term in Section 4.2 of this Agreement.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U S. C. Section 61 et. seq.), as amended from time to time, and any successor statute.

"Default Rate" shall mean the Base Rate plus four additional percentage points (4.00%) per annum.

"EBITDAX"  shall mean for any period, the sum of a Person's net income for the period minus any non-recurring gains (losses) from the sale of assets, plus the following charges to the extent deducted from net income in such period: interest, income taxes (including franchise taxes calculated with respect to income), depreciation, depletion and amortization, and any other non-cash charges and non-cash revenues plus intangible drilling costs and lease impairment expenses and write downs from impairment of oil and gas properties) and after eliminating extraordinary items.  In addition, for any applicable period during which an acquisition or disposition permitted by this Agreement is consummated, EBITDAX shall be determined on a pro forma basis (with such calculation to be acceptable to, and approved by, Bank) as if such acquisition or disposition were consummated on the first day of such applicable period.

"Environmental Laws" shall mean Laws, including without limitation federal, state or local Laws, ordinances, rules, regulations, and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata), including without limitation CERCLA, SARA, RCRA, HSWA, OPA, HMTA, TSCA and other Laws relating to (i) Polluting Substances or (ii) the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances.

"ERISA" shall mean the Federal Employee Retirement Income Security Act of 1974, as amended, together with all regulations and rulings promulgated with respect thereto.

"Event of Default" shall mean any of the events specified in Section 8.1 of this Agreement, and "Default" shall mean any event, which together with any lapse of time or giving of any notice, or both, would constitute an Event of Default.

"Excluded Swap Obligation" (a) with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) and (b) with respect to any Borrower, any Swap Obligation of another loan party if, and to the extent that, all or a portion of the joint and several liability of such Borrower with respect to, or the grant of such Borrower of a security interest to secure, as applicable, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of such Guarantor's (in the case of (a)) or Borrower's (in the case of (b)) failure to constitute an "eligible contract participant," as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of such Guarantor, joint and several liability of such Borrower, or grant of such security interest by such Guarantor or Borrower, as applicable, becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Obligations for which such guarantee or security interest or joint and several liability, as applicable, is or becomes illegal.

"Funded Debt" shall mean, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all purchase money Indebtedness (including Indebtedness in respect of conditional sale or title retention arrangements and obligations in respect of the deferred purchase price of property or services) of such Person, including the principal portion of all obligations of such Person under capital leases, (iv) all contingent debt of such Person with respect to Funded Debt of another Person, (v) all Funded Debt of another Person secured by a Lien on any property of such Person, whether or not such Funded Debt has been assumed, and (vi) the Funded Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Funded Debt.

"GAAP" shall mean generally accepted accounting principles applied on a consistent basis in all material respects to those applied in the preceding period.  Unless otherwise indicat-ed herein, all accounting terms will be defined according to GAAP.

"Guarantor" means Empire Petroleum Corporation, a Delaware corporation, and the sole member of Borrower, and its successors and permitted assigns.

"Guaranty Agreement" means that certain Guaranty Agreement from Guarantor and his trust, if applicable, in favor of Bank, in form, scope and substance acceptable to Bank.

"HMTA" shall mean the Hazardous Materials Transportation Act, as amended, together with all regulations and rulings promulgated with respect thereto.

"HSWA" shall mean the Hazardous and Solid Waste Amendments of 1984, as amended, together with all regulations and rulings promulgated with respect thereto.

"Hedge Agreement" means any interest rate or commodity Swap, cap or collar agreements, interest rate and/or oil and gas future or option contracts, currency Swap agreements, currency future or option contracts and rate or commodity Risk Management Agreements or other similar Risk Management Agreements, and includes without limitation any ISDA Agreement and related schedules and documents entered into with any Swap Counterparty from time to time and as governed by the Intercreditor Agreement.  "Prohibited Hedge

Transactions" shall mean the obligations by Borrower or any of its Subsidiaries entering into (i) both physical and financial hedging transactions effective at concurrent or overlapping periods of time on the same volumes of production or (ii) hedging transactions for more than eighty (80%) of Borrower's aggregate monthly production.

"hereby", "herein", "hereof", "hereunder" and similar such terms shall mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears.

"Highest Lawful Rate" shall mean, with respect to Bank, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Revolver Note or on any other Indebtedness under laws applicable to Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Hydrocarbons" shall have the meaning assigned to that term in the Mortgages.

"Indebtedness" shall mean and include any and all: (i) indebtedness, obligations and liabilities of Borrower to Bank incurred or which may be incurred or purportedly incurred hereafter pursuant to the terms of this Agreement, or any of the other Loan Documents, and any replacements, amendments, extensions, renewals, substitutions, amendments and increases in amount thereof, including all future advances and all such amounts as may be evidenced by any ISDA Agreement, the Revolver Note and all lawful interest, late charges, service fees,  commitment fees, fees in lieu of balances, letter of credit fees and other charges, and all reasonable costs and expenses incurred in connection with the preparation, filing and recording of the Loan Documents, including attorneys' fees and legal expenses; (ii) any and all derivative products obligations, direct, contingent or otherwise, whether now existing or hereafter arising, of Borrower to Bank and/or any Swap Counterparty arising under or in connection with any Hedge Agreements or other Risk Management Agreements (including any ISDA Agreement with any Swap Counterparty, with related schedules, exhibits, confirmations, addenda and annexes attached thereto) to which any Swap Counterparty is a counterparty; (iii) all reasonable costs and expenses paid or incurred by Bank or any Swap Counterparty, including attorneys' fees, in enforcing or attempting to enforce collection of any Indebtedness and in enforcing or realizing upon or attempting to enforce or realize upon any collateral or security for any Indebtedness, including interest on all sums so expended by Bank accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; (iv) all sums expended by Bank or any Swap Counterparty in curing any Event of Default or Default of Borrower under the terms of this Agreement the other Loan Documents or any other writing evidencing or securing the payment of the Revolver Note together with interest on all sums so expended by Bank accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; and (v) any overdraft, return items or other similar or comparable ACH (automated clearing house) obligations and other treasury management obligations now or hereafter owing by Borrower to Bank.

"Intercreditor Agreement" means any Intercreditor Agreement hereafter entered into, as amended, replaced, restated, supplemented or otherwise modified from time to time, together with exhibits, schedules, addenda and annexes attached thereto from time to time, between and among Borrower, Bank and the Swap Counterparty each in their respective roles thereunder, to govern the relationship of the parties thereto with respect to the priority of payment of obligations and Liens securing obligations regarding any ISDA Agreement referenced therein and the other Loan Documents.

"Interest Coverage Ratio" means, as of any date, the ratio of (i) EBITDAX for such date divided by (ii) Interest Expense for such period, initially calculated on an annualized basis until twelve (12) months of operations have occurred, and thereafter, commencing December 31, 2019, on a trailing twelve (12) month basis.

"Interest Expense" means Borrower's cash interest expense for a fiscal quarter end period; provided that for purposes of calculating the financial ratio set forth in Section 6.29 for each fiscal quarter end period, commencing December 31, 2018.

"ISDA Agreement" means any International Swap Dealers Association agreement, as amended, modified, replaced or supplemented from time to time, together with schedules, exhibits, confirmations, addenda and annexes attached thereto from time to time, entered into between or among any of Borrower and a Swap Counterparty, to govern each Hedge Agreement with such Swap Counterparty.

"Laws" shall mean all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

"Letters of Credit" shall mean any and all letters of credit issued by Bank pursuant to the request of Borrower in accordance with the provisions of Sections 2.1 and 2.6 hereof which at any time remain outstanding and subject to draw by the beneficiary, whether in whole or in part.

"Letter of Credit Exposure" means, at any date, the sum of (a) the aggregate face amount of all drafts that may then or thereafter be presented by beneficiaries under all Letters of Credit then outstanding, plus (b) the aggregate face amount of all drafts that the Letter of Credit Issuer has previously accepted under Letters of Credit but has not paid or reflected as advances against the Revolver Note.

"Letter of Credit Issuer" means, for any Letter of Credit issued hereunder, Bank, or in the event Bank does not for any reason issue a requested Letter of Credit, an Affiliate thereof or another financial institution designated by Bank to issue such Letter of Credit.

"Leverage Ratio" means the quotient of Borrower's (i) total Funded Debt divided by (ii) EBITDAX, calculated quarterly based initially on an annualized basis until twelve (12) months of operations by Borrower have occurred and thereafter on a trailing twelve (12) months basis.

"Lien" shall mean any Mortgages, pledge, security interest, assignment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction).

"Loan Documents" shall mean this Agreement, the Revolver Note, the Guaranty Agreement and any ISDA Agreement, any Intercreditor Agreement, the Security Instruments (including without limitation, the Mortgages) and all other documents, instruments and certificates executed and delivered to Bank by Borrower pursuant to the terms of this Agreement.

"Material Adverse Change" shall mean any material and adverse change to (i) the assets, financial condition, business condition, operations or properties of Borrower or Guarantor, and any future subsidiaries of any Borrower taken as a whole, or (ii) the ability of Borrower or Guarantor to meet its obligations and its other material obligations under the Loan Documents on a timely basis.

"MCR" shall have the meaning assigned thereto in Section 2.13 of this Agreement.

"Mortgages" shall have the meaning assigned to that term in Section 3.1 of this Agreement, including without limitation, any amendments thereto or restatements and supplements thereof.

"Mortgaged Property" shall mean the property covered by the Mortgages defined in Section 4.1(b) of this Agreement.

"OPA" shall mean the Oil Pollution Act of 1990, as amended, together with all regulations and rulings promulgated with respect thereto.

"Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department, agency or political subdivision thereof.

"Polluting Substances" shall mean all pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in CERCLA/SARA, RCRA/HSWA and in the HMTA; provided, in the event either CERCLA/SARA, RCRA/HSWA or HMTA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided further, to the extent that the Laws of any State or other Tribunal establish a meaning for "hazardous substance", "hazardous waste," "hazardous material," "solid waste" or "toxic substance" which is broader than that specified in CERCLA/SARA, RCRA/HSWA, or HMTA, such broader meaning shall apply.

"Proven Reserves" shall have the meaning assigned thereto in Section 4.1(c) of this
 Agreement.

"Qualified ECP Guarantor" means, in respect of any Swap Obligation, Borrower and any Guarantor that is not an individual or a natural person and that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"RCRA" shall mean the Resource Conservation and Recovery Act of 1976, as amended, together with all regulations and rulings promulgated with respect thereto.

"Revolver Commitment" shall mean Bank's obligation to make the Revolver Loan pursuant to the terms, provisions and conditions of this Agreement.

"Revolver Commitment Amount" shall be the maximum outstanding principal amount Bank agrees from time to time to make available under the Revolver Commitment, including the Letter of Credit Exposure (initially stipulated to be equal to $1,350,000.00).

"Revolver Final Maturity Date" shall mean September 20, 2020, unless otherwise extended or renewed in writing by the mutual agreement of Borrower and Bank.

"Revolver Loan" shall have the meaning ascribed to it in Section 2.1 of this Agreement.

"Revolver Note" shall have the meaning ascribed thereto in the Preamble of this Agreement, as more fully described and defined in Section 2.2 of this Agreement, together with each and every extension, renewal, modification, replacement, substitution, rearrangement, consolidation and change in form of any thereof which may be from time to time and for any term or terms effected.

"Risk Management Agreements" shall mean any commodity, interest rate or currency Swap, rate cap, rate floor, rate collar, forward agreement or other exchange, price or rate protection ISDA, Hedge Agreement or similar derivative agreements or any option with respect to any such derivative or hedging transaction.

"SARA" shall mean the Superfund Amendments and Re-authorization Act of 1987, as amended, together with all regulations and rulings promulgated with respect thereto.

"Sanctioned Country" means, at any time, a country or territory which is the subject or target of any Sanctions.

"Sanctioned Entities" means:

(i)	an agency of the government of,

(ii)	an organization directly or indirectly controlled by, or

(iii)	a person resident in a country that is subject to

 a country sanctions program administered and enforced by OFAC described or referenced at OFAC's website http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

"Sanctioned Person"  shall mean any of the following currently or in the future:  (i) an entity, vessel, or individual named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC (as defined under Sanctions Laws) currently available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or on the consolidated list of persons, groups, and entities subject to EU financial sanctions currently available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm; or (ii) anyone more than 50-percent owned by an entity or individual described in (i) above; or (iii) (A) an agency or instrumentality of, or an entity owned or controlled by, the government of a Sanctioned Country, (B) an entity located in a Sanctioned Country, or (C) an individual who is a citizen or resident of, or located in, a Sanctioned Country, to the extent that the agency, instrumentality, entity, or individual is subject to a sanctions program administered by OFAC; or (iv) an entity or individual engaged in activities sanctionable under CISADA (as defined under Sanctions Laws), ITRA (as defined under Sanctions Laws), IFCA (as defined under Sanctions Laws below), or any other Sanctions Laws as amended from time to time.

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or any EU member state.

"Sanctions Laws" means (a) any Sanctions, prohibitions or requirements imposed by any executive order, regulation or by any sanctions program administered by OFAC or the U.S. Department of State and (b) any sanctions measures imposed by the United Nations Security Council, the European Union or any EU member state.

"Security Instruments" shall mean the Mortgages and all other financing statements, security agreements, assignments, pledges, documents or writings and any and all amendments and supplements thereto, granting, conveying, assigning, transferring or in any manner providing Bank with a security interest in any property as security for the repayment of all or any part of the Indebtedness.

"Subsidiaries" means, with respect to Borrower at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Borrower in Borrower's financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by Borrower, or (b) that is, as of such date, otherwise controlled, by Borrower or one or more subsidiaries of Borrower.

"Swap Counterparty" shall mean Cargill Incorporated and/or another hedge provider, if any, acceptable to Bank and Borrower, or their respective successors or permitted assigns, in each case, party to an Intercreditor Agreement, if any.

"Swap Agreement" shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps, commodity swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.  For the purposes of this Agreement, the amount of the obligations under any Swap Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap Agreement had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

"Swap Obligations" means, with respect to any future guarantor, if any, any obligations to pay or perform under any agreement, contract or transaction that constitutes a "Swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.

"Taxes" shall mean all taxes, assessments, fees, or other charges or levies from time to time or at any time imposed by any Laws or by any Tribunal.

"Tribunal" shall mean any municipal, state, commonwealth, Federal, foreign, territorial or other sovereign, governmental entity, governmental department, court, commission, board, bureau, agency or instrumentality.

"TSCA" shall mean the Toxic Substances Control Act, as amended, together with all regulations and rulings promulgated with respect thereto.

1.2 Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to Bank hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the financial statements of Borrower herein.

ARTICLE II.
 LOANS

2.1 Revolver Commitment. Bank agrees, upon the terms and subject to the conditions hereinafter set forth, to make revolving loan advances (the "Revolver Loan") to Borrower from the Closing Date until the Revolver Final Maturity Date, or until such later date as Bank shall have extended its Revolver Commitment in writing unless the Revolver Commitment shall be sooner terminated pursuant to the provisions of this Agreement, in such amounts as may from time to time be requested by Borrower to (i) the acquisition of oil and natural gas reserves, (ii) the development of oil and natural gas reserves, (iii) capital expenditures of the Borrower, (iv) hedging and other forms of risk management activities, and (v)the issuance of standby letters of credit. In no event shall the aggregate unpaid principal amount of the Revolver Loan advanced, outstanding and unpaid at any time under the Revolver Note plus the amount of the requested Revolver Loan advance plus the amount of Letter of Credit Exposure at any time exceed the lesser of (i) the Collateral Borrowing Base (as calculated in accordance with the provisions of Article V of this Agreement) or (ii) the Revolver Commitment Amount, notwithstanding the face principal amount of the Revolver Note from time to time.

2.2 Revolver Note.  On the Closing Date, Borrower shall execute and deliver to the order of Bank its promissory note instrument in the stated face principal amount of $5,000,000.00 (the "Revolver Note").  The Revolver Note shall be dated as of the Closing Date and shall bear interest on unpaid balances of principal from time to time outstanding at a variable annual rate equal from day to day to the Base Rate plus one hundred fifty basis points (1.50%).  The Revolver Note shall be payable as set forth therein.  After maturity (whether by acceleration or otherwise), the Revolver Note shall bear interest at a per annum rate equal from day to day to the Default Rate payable on demand, unless there has been no default in Borrower's payment obligations (other than Borrower's failure to pay all unpaid principal and all accrued but unpaid interest due and payable at the Revolver Final Maturity Date) and Borrower and Bank are negotiating a renewal or extension of the Revolver Note, in which circumstance the non-Default Rate specified herein shall continue to apply, but only until Bank deems negotiations complete, in its sole discretion.  Interest shall be calculated on the basis of a year of 360 days, but assessed for the actual number of days elapsed in each accrual period.  Notwithstanding the stated face principal amount of the Revolver Note from time to time, in no event shall Borrower request nor shall Bank be obligated to make any Revolver Loan advance that causes or results in the aggregate outstanding principal amount of the Revolver Note plus Letters of Credit Exposure to exceed the lesser of the then applicable Revolver Commitment Amount or the Collateral Borrowing Base then in effect.

All payments and prepayments shall be made in lawful money of the United States of America in immediately available funds.  Any payments or prepayments on the Revolver Note received by Bank after 2:00 o'clock p.m. (applicable current time in Tulsa, Oklahoma) shall be deemed to have been made on the next succeeding Business Day.  Any voluntary prepayment may be without any penalty or premium and shall, unless Borrower directs otherwise in writing and no payment is then due and owing, be applied first to accrued but unpaid interest then to the principal.  All outstanding principal of and accrued interest on the Revolver Note not previously paid hereunder shall be due and payable at the Revolver Final Maturity Date, unless such maturity shall be extended by Bank in writing or accelerated pursuant to the terms hereof.

2.3 Proceeds of Sale of Mortgaged Property.  In the event any undivided interest in any of the Mortgaged Property is sold and causes a Deficiency (as defined in Section 4.3 hereof), the sales proceeds of any such sale shall be applied initially to the outstanding principal balance of the Revolver Note, then to accrued interest under the Revolver Note; provided, however, no such sale shall occur except as permitted in Section 6.16 hereof or in the Mortgages or without the prior written consent of Bank, not to be unreasonably withheld, conditioned or delayed.

2.4 Loan Origination Fee.  Borrower shall pay to Bank a fully earned and non-refundable loan origination fee equal to $13,500.00 (one hundred basis points (1.00%) on the initial $1,350,000.00 Revolver Commitment Amount).  If and to the extent the Revolver Commitment Amount is increased above the current stipulated amount thereof ($1,350,000.00) from time to time, an additional fully earned and non-refundable loan amendment fee of twenty five basis points (0.25%) shall be due and payable to Bank on the amount of such increase concurrent with the effectiveness of any such increase(s).

2.5 Non-usage Fee.   From and following the Closing Date to the date the Revolver Commitment expires or is otherwise terminated, Borrower shall pay Bank a per annum fee in an amount equal to the Revolver Commitment Amount less (a) the actual daily balance of the sum of the Revolver Loans outstanding, multiplied by (b) twenty five basis points (0.25%) computed on the basis of a calendar year of 360 days but assessed for the actual number of days elapsed during each quarterly accrual period.  Such Revolver non-usage fee is to be paid quarterly in arrears, commencing with the calendar quarter ending December 31, 2018, and payable within ten (10) days following Borrower's receipt of a written invoice therefor reasonably detailing Bank's calculation thereof.

2.6 Letters of Credit.  Upon Borrower's application from time to time by use of Bank's standard form Letter of Credit Application Agreement and subject to the terms and provisions therein and herein set forth, Bank agrees to issue standby letters of credit on behalf of Borrower under the Revolver Commitment in an aggregate face amount not exceeding fifteen percent (15%) of the lesser of the Collateral Borrowing Base or the Revolver Commitment Amount then in effect, provided that (i) no letters of credit will be issued on behalf of or on the account of Borrower, except only for letters of credit with maturities not exceeding one year that contain automatic renewal language approved by Bank, and (ii) no letter of credit will be issued on behalf of or for the account of Borrower (y) if at the time of issuance the sum of the outstanding amount of all Revolver Loans under the Revolver Commitment as evidenced by the Revolver Note plus the unfunded amount of issued but unexpired Letters of Credit together with the face amount of the requested Letter of Credit would exceed the then applicable Revolver Commitment Amount or (z) if the sum of the outstanding amount of all Revolver Loans under the Revolver Commitment plus the unfunded amount of issued but unexpired Letters of Credit issued under the Revolver Commitment together with the face amount of the requested Letter of Credit would exceed the Collateral Borrowing Base then in effect.  If any letter of credit is drawn upon at any time, each amount drawn, whether a full or partial draw thereon, shall be reflected by Bank as an advance on the Revolver Note effective as of the date of Bank's honoring the sight draft.  If any letter of credit or letters of credit remain outstanding on the Revolver Final Maturity Date, Bank, at its option, may make a Revolver Loan advance under the Revolver Commitment in an amount equal to the aggregate face amount of such letter(s) of credit to purchase a certificate of deposit to be held by Bank as additional security for the Indebtedness.  In consideration of Bank's agreement to issue standby letters of credit hereunder, Borrower agrees to pay to Bank letter of credit issuance fees equal to the greater of (i) two hundred basis points (2.00%) per annum on the face amount of each letter of credit or (ii) $1,000.00 per each such Letter of Credit, together with Bank's standard letter of credit processing/renewal/amendment fees, which such fee shall be due and payable at the time of issuance of each applicable letter of credit.

2.7 Termination of any Hedge Agreement». If and to the extent any Hedge Agreement or similar price protection or derivative product (interest rate or commodity risk management device, protection agreement or otherwise) of Borrower is used in calculation of the Collateral Borrowing Base, any such Hedge Agreement issued cannot be cancelled, liquidated or "unwound" thereby without the prior written consent of Bank.

2.8 Collateral Borrowing Base». Borrower will not knowingly request, nor will it knowingly accept, the proceeds of any Revolver Loan or advance under the Revolver Note at any time when the amount thereof, together with the sum of the outstanding and unpaid principal amount of the Revolver Note plus the Letter of Credit Exposure exceeds the lesser of (i) Collateral Borrowing Base or (ii) the then applicable Revolver Commitment Amount.

2.9 Variance from Collateral Borrowing Base. Any Revolver Loan advance shall be conclusively presumed to have been made to Borrower by Bank under the terms and provisions hereof and shall be secured by all of the Collateral and security described or referred to herein or in the Mortgages, whether or not such loan conforms in all respects to the terms and provisions hereof.  If Bank should (for the convenience of Borrower or for any other reason) make loans or advances which would cause the unpaid principal amount of the Revolver Note plus outstanding and unfunded Letters of Credit to exceed the amount of the applicable Collateral Borrowing Base, no such variance, change or departure shall prevent any such loan or loans from being secured by the Collateral and the security created or intended to be created herein or in the Security Instruments.  The Collateral Borrowing Base shall not in any manner limit the extent or scope of the Collateral and security granted for the repayment of the Revolver Note (or any other Indebtedness) or limit the amount of indebtedness under the Revolver Note (or any other Indebtedness) to be secured.

2.10 Late Fee.  Any principal or interest due under this Agreement, the Revolver Note, or any other Loan Document which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest.  Borrower agrees to pay and stipulates that five percent (5.00%) of the total payment due in a reasonable amount for a late payment charge.  Borrower shall pay the late payment charge upon demand by Bank or, if billed, within the time specified, and in immediately available funds, US Dollars.

2.11 Authorization for Direct Payments (ACH Debits).  To effectuate any payment due under the Agreement, the Revolver Note or any other Loan Document, Borrower hereby authorizes Bank to initiate debit entries to its operating account at Bank and to debit the same to such account.  This authorization to initiate debit entries shall remain in full force and effect until Bank has received written notification of its termination in such time and in such manner as to afford Bank a reasonable opportunity to act on it.  Borrower represents that Borrower is and will be the owner of all funds in such account.  Borrower acknowledges: (1) that such debit entries may cause an overdraft of such account which may result in Bank's refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

2.12 Payment of Fees.  All fees payable under Sections 2.4, 2.5, 2.6 and 2.10 above  shall be paid on the dates due, in immediately available funds, US Dollars, to Bank and shall be fully earned and non refundable under any circumstances.

2.13 MCR.  As of the first day of each calendar month, commencing November 10, 2018, the Revolver Commitment Amount shall be automatically reduced by the monthly Commitment reduction amount, which initially is stipulated to be $10,000.00 per month (the "MCR"). Commencing on December 31, 2018, and from time to time thereafter, the MCR will be subject to adjustment by the Bank in its discretion at each semi-annual Collateral Borrowing

Base Redetermination Date.  To the extent the outstanding principal balance of the Revolver Note (including Letter of Credit Exposure) is in excess of the adjusted amount of the Revolver Commitment Amount, the Borrower shall make a mandatory principal prepayment on the Revolver Note in such amount as is necessary to reduce the outstanding principal balance of the Revolver Note (including Letter of Credit Exposure) to an amount less than or equal to the adjusted Revolver Commitment Amount, which such mandatory principal prepayment shall be made within five (5) days of the applicable MCR application.

ARTICLE III.
 SECURITY

3.1 Collateral.  The repayment of the Indebtedness shall be secured by the following (the items and types of collateral described herein and/or in the Security Instruments being collectively referred to as the "Collateral") pursuant to: (i) a mortgage lien (as applicable) encumbering not less than 80% of Borrower's proved producing and proved non-producing oil, gas and other leasehold and mineral interests (including, without limitation, behind-the pipe values), on a first priority basis, including without limitation, those properties situated in the State of Louisiana (collectively, the "Mortgages"), and (ii) a first priority security interest in substantially all of Borrower's personal property according to the terms of a certain Pledge, Security Agreement and Assignment instrument dated as of the Closing Date, in form and substance satisfactory to Bank (the "Security Agreement").  Borrower shall execute such financing statements, letters in lieu of production forms, assignments, notices and other documents and instruments as shall be necessary or appropriate to perfect the security interests thus created.  Borrower hereby acknowledges that all of the Collateral is granted to Bank as security for the repayment of all of the Indebtedness.  If the Revolver Note is paid in full or satisfied, but any portion of the Indebtedness remains unsatisfied, Bank may retain its security interest in all of the Collateral until the remaining Indebtedness is paid in full, even if the value of the Collateral far exceeds the amount of Indebtedness outstanding.

3.2 Additional Properties. Bank shall have the right to a first mortgage lien position on any and all hereafter acquired or owned producing oil and/or gas well(s) or properties of whatever type of Borrower that have been evaluated for purposes of determining the Collateral Borrowing Base, even though such well(s) or properties do not constitute Collateral or Proven Reserves as of the date of this Agreement, including, without limitation, all newly or hereafter acquired oil and/or gas wells or properties.  Such first mortgage lien in favor of Bank against any such future producing well shall comply with the provisions of Section 4.1 hereof.  In the event such additional first mortgage lien in favor of Bank is granted, then from the date of the granting of such first mortgage lien, all of such additional properties will be deemed part and parcel of the Collateral constituting security for the repayment of the Indebtedness.  Borrower shall have thirty (30) days following the acquisition of any properties to comply with this Section 3.2 with respect thereto.

3.3 Cross Default and Cross-Collateralization.  It is the express intention and agreement of Borrower and Bank that any and all existing and future obligations, liabilities and indebtedness now or hereafter owing by Borrower to Bank (including the Revolver Note, and Letter of Credit Exposure and any Hedge Agreement) be and continuously remain cross-defaulted and cross-collateralized to the fullest extent permitted by applicable law with any and all other existing or future obligations, liabilities and indebtedness of Borrower to Bank or of Borrower to the Swap Counterparty.

3.4 Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other loan party to honor all of its obligations under guaranty instrument in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 3.4 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 3.4 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 3.4 shall remain in full force and effect until the termination of all Swap Obligations.  Each Qualified ECP Guarantor intends that this Section 3.4 constitute, and this Section 3.4 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other loan party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

3.5 Guaranty. To secure the prompt and full payment when due of the Indebtedness, the Borrower shall cause the Guarantor to execute and deliver to the Bank at Closing its Guaranty Agreement under which the Guarantor shall absolutely and unconditionally guaranty the prompt repayment of the Indebtedness.

ARTICLE IV.
 COLLATERAL BORROWING BASE

4.1 Semiannual Engineering Reports.

(a)  Borrower shall deliver to Bank at Borrower's cost by each March 1 (effective no earlier than December 31 of the prior year) and September 1 (effective no earlier than June 30 of such year), commencing March 1, 2019, a petroleum engineering report from an a reputable third party petroleum engineer or engineering firm acceptable to Bank, which such report shall be in form and substance satisfactory to Bank, evaluating the proven producing oil and gas reserves attributable to Borrower's interest in the Mortgaged Property (as defined in subsection (b) below), together with the expenses attributable thereto.  The engineering report furnished to Bank by or on behalf of Borrower shall be accompanied by such other information as shall be reasonably requested by Bank in order for it to make its independent determination of the Collateral Borrowing Base, and by a certificate of Borrower certifying that Borrower has good and defensible title to the Mortgaged Property valued and that payments are being received from purchasers of production with respect to said interests except for payments suspended for valid reasons.

(b)  The term "Mortgaged Property" shall refer only to such properties covered by the Mortgages (or a supplemental mortgage or deed of trust, duly executed, acknowledged and delivered by Borrower to Bank in form satisfactory to counsel for Bank) and which properties are, at the time:

(i)  Particularly and adequately described under the Mortgages or other supplemental mortgage or deed of trust;

(ii)  Completed or developed (in the case of oil and gas leases) to the extent that value is being assigned to them by Bank in connection with such evaluation and Bank has determined that such properties are capable of producing oil and gas in commercial quantities; and

(iii)  Approved as to title to the satisfaction of Bank.

(c) Borrower agrees that the Bank shall be entitled at all times to have the "Mortgaged Property", as encumbered by the Mortgages or supplemental mortgages or deeds of trust, constitute not less than eighty percent (80%) of Borrower's and its Subsidiaries' Proven Reserves (subject to the last sentence of Section 3.2).  The term "Proven Reserves", in addition to properties that qualify as "Mortgaged Property" pursuant to the criteria hereof, shall mean such other oil and gas mining, mineral and/or leasehold working interests of Borrower that satisfy the criteria of clause (ii) of subsection 4.1(b) above in all respects.

4.2 Redetermination of Collateral Borrowing Base.  At any time within thirty (30) days of the receipt of such third party petroleum engineering report required by Section 4.1(a), and in no event later than each April 1 and October 1 (commencing April 1, 2019) (each being a "Redetermination Date") Bank shall (i) make a good faith determination of the present worth using such pricing and discount factor (in no event shall the present worth be discounted by a factor less than nine percent (9.0%)) and advance rate as it deems appropriate pursuant to Bank's then applicable energy lending and engineering policies, procedures and pricing parameters, of the future net revenue estimated by Bank to be received by Borrower from not less than eighty percent (80%) of the oil and gas wells/properties so evaluated and attributable to Borrower, multiplied by a percentage then determined by Bank in good faith to be appropriate on the basis of Bank's then applicable energy lending criteria, and (ii) report in writing to Borrower such sum of the evaluation by Bank of such evaluated oil and gas properties (the "Collateral Borrowing Base").

In addition to the scheduled semi-annual Collateral Borrowing Base redeterminations, Bank shall have the right to require additional Collateral Borrowing Base redeterminations at any time, including acquisitions or permitted sales of oil and gas leasehold producing properties included in the most recent Collateral Borrowing Base redetermination and Borrower shall have the right to request an unscheduled redetermination once between each scheduled redetermination.  The initial Collateral Borrowing Base is stipulated to be $1,350,000.00 as of the Closing Date. The good faith determinations of Bank in such respects shall be conclusive absent manifest error.

4.3 Collateral Borrowing Base Deficiency.  Should the sum of the (i) unpaid outstanding principal balance of the Revolver Note at any time prior to maturity plus all other Indebtedness be greater than the Collateral Borrowing Base in effect at such time (a "Deficiency"), Bank may notify Borrower in writing of the deficiency.  Within fifteen (15) days from and after the date of any such deficiency notice Borrower shall notify Bank in writing of its election to:

(a)  Make a prepayment upon the Revolver Note in an amount sufficient to reduce the aggregate unpaid principal amount outstanding on the Revolver Note plus all other Indebtedness to an amount equal to or less than the amount of the Collateral Borrowing Base;

(b)  Make five (5) mandatory equal monthly principal payments on the Revolver Note on successive monthly payment due dates on the Revolver Note in an aggregate amount that will reduce the aggregate outstanding principal balance of the Revolver Note plus all other Indebtedness to the projected Collateral Borrowing Base as of the next immediate semi-annual redetermination thereof in accordance with the provisions of Section 4.2 hereof; or

(c)  Execute and deliver to Bank one or more supplemental mortgages, deeds of trust, security agreements or pledges encumbering other properties or assets in form and substance satisfactory to Bank and its counsel as additional security for the Revolver Note (and all other Indebtedness) to the extent such properties are acceptable to Bank and of such value, as determined by Bank, that the aggregate principal balance of the Revolver Note plus all other Indebtedness will not exceed the Collateral Borrowing Base in conformance with Bank's then applicable energy lending and engineering/evaluation policies and procedures.

If Borrower shall have elected to make a prepayment on the Revolver Note under Section 4.3(a) or 4.3(b) hereof, such prepayment, or the first installment of such prepayment, shall be due within the lesser of thirty (30) days after Borrower shall have notified Bank of such election or thirty (30) days after Bank's written notice of a Deficiency, and the prepayment shall be applied as mandatory principal prepayments of the Revolver Note. If Borrower shall have elected to make installment payments to eliminate the deficiency under Section 4.3(b) hereof, then, until such deficiency is extinguished, any principal amounts outstanding on the Revolver Note shall bear interest at the then applicable contract rate of interest accruing on the Revolver Note plus two hundred additional basis points (2.0%).  If Borrower shall elect to execute and deliver one or more supplemental oil and gas mortgages and deeds of trust to Bank under Section 4.3(c) hereof, Borrower shall provide Bank with descriptions of the additional properties to be mortgaged (together with any title due diligence data and information, current valuations and engineering reports applicable thereto which may be requested by Bank) at the time of Borrower's notice of such election and shall execute, acknowledge and deliver to Bank the appropriate supplemental mortgages and deeds of trust in recordable form within ten (10) days after such collateral documents shall be tendered to Borrower by Bank for execution, all in compliance with the provisions of clauses (i), (ii) and (iii) of Section 4.1(b) above.

ARTICLE V.
 CONDITIONS PRECEDENT TO LOANS

5.1 Conditions Precedent to Revolver Loan.  The obligation of Bank to establish the Revolver Commitment and to make Revolver Loan advances, including the initial Revolver

Loan advance hereunder, and to issue Letters of Credit, are subject to the satisfaction of all of the following conditions on or prior to the Closing Date (in addition to the other terms and conditions set forth herein):

(a) No Default.  There shall exist no Default or Event of Default on the Closing Date.

(b)  Representations and Warranties.  The representations, warranties and covenants set forth in Articles VI and VII shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date.

(c) Borrower/Guarantor Certificates.  Each of Borrower and Guarantor shall have delivered to Bank a Certificate, dated as of the Closing Date, and signed by the Member of Borrower and the President/Chief Executive Officer and Secretary of Guarantor in a manner in compliance with Borrower's Operating Agreement and Guarantor's Bylaws certifying (i) to the matters covered by the conditions specified in subsections (a) and (b) of this Section 5.1, (ii) that each of Borrower and Guarantor has performed and complied with all agreements and conditions required to be performed or complied with by them in this Agreement prior to or on the Closing Date, (iii) to the name and signature of each member and/or officer, as applicable, authorized to execute and deliver the Loan Documents and any other documents, certificates or writings and to borrow under this Agreement, and (iv) to such other matters in connection with this Agreement which Bank shall determine to be advisable.  Bank may conclusively rely on such Certificates until it receives notice in writing to the contrary.

(d)  Proceedings.  On or before the Closing Date, all limited liability company proceedings of Borrower and all corporate proceedings of Guarantor shall be satisfactory in form and substance to Bank and its counsel; and Bank shall have received copies, in form and substance satisfactory to Bank and its counsel, of the Certificate/Articles of Organization/Formation and Operating Agreement of Borrower, and the Certificate of Incorporation and Bylaws of Guarantor, as adopted, authorizing the execution and delivery of the Loan Documents, the borrowings and, as applicable, guaranteeing, under this Agreement, and the granting of the security interests in the Collateral pursuant to the Security Instruments, to secure the payment of the Indebtedness.

(e)  Loan Documents/Security Instruments.  Borrower shall have delivered to Bank the Revolver Loan Agreement, and the Security Instruments, appropriately executed by all parties, witnessed and acknowledged to the satisfaction of Bank and dated as of the Closing Date, together with such financing statements, and other documents as shall be necessary and appropriate to perfect Bank's security interests in the Collateral covered by said Security Instruments.

(f)  Revolver Note.  Borrower shall have delivered the Revolver Note to the order of Bank, appropriately executed.

(g)  Mortgages.  Borrower shall have executed and delivered the Mortgages to Bank in multiple recordable form counterparts as reasonably required by Bank.

(h)              Guaranty Agreements.  Borrower shall have caused the Guarantor to deliver its Guaranty Agreement to Bank, appropriately executed.

(i)              ISDA Agreement.  Borrower shall have executed and delivered any applicable ISDA Agreement to the Swap Counterparty, if any, in counterparts as reasonably required by the Swap Counterparty, within 15 days after the Closing Date.

(j)                Intercreditor Agreement.  Borrower shall have delivered any applicable Intercreditor Agreement to Bank in counterparts as reasonably required by Bank and the Swap Counterparty.

(k)  Title.  Borrower shall have provided Bank with evidence satisfactory to Bank and its legal counsel that Borrower has valid, defensible title to the Collateral, including (without limitation) title reports, title opinions (division order or otherwise regarding the Mortgaged Property) and such evidence as shall be reasonably required by Bank pertaining to all of the existing Mortgaged Property evidencing transfer of lawful title thereto to Borrower, on behalf and for Borrower with all equitable interests therein fully vested in Borrower for all purposes.

(l)  Payoff; Lien Releases; UCC Terminations; Other Information.  Bank shall have received such other information, documents and assurances as shall be reasonably requested by Bank, including (i) as applicable, executed and recordable mortgage lien releases or recordable assignments thereof reasonably satisfactory to Bank, and UCC termination statements from any such existing lender regarding the Mortgaged Property or appropriate assignments thereto, and (ii) such other information with respect to the Mortgaged Property of Borrower as shall be reasonably requested by Bank.

(m)  UCC Searches/Other Information.  Bank shall have a certified UCC search covering Borrower, as debtor, from the central filing office of such jurisdictions as Bank reasonably deems necessary or appropriate, and Bank shall receive such other information, certificates (including a current good standing certificates issued as to Borrower's entity status in such jurisdictions as may be required by applicable Law, resolutions, documents and assurances as Bank shall reasonably request.

(n)  Closing Opinion.  Borrower and Guarantor shall cause its legal counsel to provide to Bank a closing opinion addressed to Bank covering due organization, good standing, authorization, due execution, no violation of charter or organizational documents, and other matters customarily covered in such opinions for secured loan transactions of the size and type contemplated by this Agreement, in scope and substance reasonably acceptable to Bank.

5.2 Conditions to All Extensions of Credit.  The obligation of Bank to make any Revolver Loan or issue any letters of credit hereunder (including the initial Revolver Loan advance to be made hereunder) is subject to the satisfaction of the following additional conditions precedent on the date of making such Revolver Loan advance or issuing such letter of credit (in each case, in addition to the conditions set forth in Section 3.1 above, and in Article II):

(a)  Representations and Warranties.  The representations and warranties made by Borrower herein and in any other Loan Document or which are contained in any certificate furnished at any time under or in connection herewith shall (i) on and as of the date of making the initial Revolver Loan advance, be true and correct and (ii) on and as of the date of making each other Revolver Loan advance or issuing a letter of credit, be true and correct in all material respects on as if made on and as of the date of such extension or such request, as applicable (except for those which expressly relate to an earlier specified date and except that any representations or warranties that already are qualified or modified as to "materiality" or "material adverse effect" in the text thereof, such representations and warranties shall be true and correct in all respects).

(b)  No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Revolver Loan advance or Letter of Credit issuance to be made on such date and the application of the proceeds thereof unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c)  Bankruptcy or Insolvency.  No Bankruptcy Event shall have occurred by or with respect to Borrower or Guarantor.

(d)  No Material Adverse Change.  No circumstance, event or condition shall have occurred or be existing which would reasonably be expected to have a Material Adverse Change.

Each request for a Revolver Loan advance or Letter of Credit issuance (including extensions and conversions) and each acceptance by Borrower of a Revolver Loan advance or Letter of Credit issuance (including extensions and conversions) shall be deemed to constitute a representation and warranty by Borrower as of the date of such Revolver Loan advance or Letter of Credit issuance that the applicable conditions in subsections (a), (b), (c) and (d) of this Section 5.2 have been satisfied.

ARTICLE VI.
 COVENANTS

Borrower covenants and agrees with Bank that from the date hereof and so long as this Agreement is in effect (by extension, amendment or otherwise) and until payment in full of all Indebtedness and the performance of all other obligations of Borrower under this Agreement, unless Bank shall otherwise consent in writing:

6.1 Payment of Taxes and Claims.  Borrower will pay and discharge or cause to be paid and discharged all Taxes imposed upon the income or profits of Borrower or upon the property, real, personal or mixed, or upon any part thereof, belonging to Borrower before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; provided however, that Borrower shall not be required to pay and discharge or cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and Borrower shall pay such Tax, charge or claim before any property subject thereto shall become subject to execution.

6.2 Maintenance of Legal Existence.  Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and will continue to conduct and operate its business substantially as being conducted and operated presently.  Borrower will become and remain qualified to conduct business in each jurisdiction where the nature of the business or ownership of property by Borrower may require such qualification.

6.3 Preservation of Property.  Borrower will at all times maintain, and take commercially reasonable steps to preserve and protect all franchises and trade names and keep all the remainder of its properties which are used or useful in the conduct of its businesses whether owned in fee or otherwise, in good repair and operating condition (ordinary wear and tear excepted). Borrower shall comply with all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereunder.

6.4 Insurance.  To the extent customary in the oil and gas industry for similarly situated leasehold owners and producers, Borrower will keep or cause to be kept (whether Borrower or, if applicable, the operator of the Proven Reserves), adequately insured by financially sound and reputable insurers Borrower's property of a character usually insured by businesses engaged in the same or similar businesses, including the Collateral casualty/hazard insurance and business interruption insurance.  Upon written demand by Bank any insurance policies covering the Collateral shall be endorsed to provide for payment of losses to Bank as its interest may appear, to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without prior notice to Bank, and to provide for any other matters which Bank may reasonably require.  Borrower shall at all times maintain or, where applicable, cause the operators of the Proven Reserves to maintain adequate insurance, by financially sound and reputable insurers, including without limitation, the following coverage's: [(i) insurance against damage to persons and property, including comprehensive general liability, worker's compensation and automobile liability, and (ii) insurance against sudden and accidental environmental and pollution hazards and accidents that may occur on the Mortgaged Property.  Borrower shall annually furnish to Bank reasonable evidence of its compliance with the requirements of this Section 6.4 within fifteen (15) days of renewal of the insurance required hereby.

6.5 Compliance with Applicable Laws.  Borrower will comply with the material requirements of all applicable Laws including with limitation, Occupational Safety and Health Administration (OSHAWA) provisions, rules, regulations and orders of any Tribunal and obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.

6.6 Financial Statements and Reports.

(a)  Quarterly Financial Statements.  As soon as practicable after the end of every fiscal quarter of Borrower other than and except only for the fourth (4th) and final fiscal quarter of each fiscal year, and in any event within forty five (45) days thereafter,

Borrower shall furnish to Bank the following internally prepared financial statements, on a sound accounting basis in accordance with GAAP, consistently applied:

(i)  A balance sheet of Borrower at the end of such period, and

(ii) A statement of income of Borrower for such period with year-to-date earnings, setting forth in each case in comparative form the figures for the previous fiscal year, if applicable, all in reasonable detail.  The preparer of the reports (a Manager, the Chief Executive Officer or Chief Financial Officer of Borrower) shall concurrently execute and deliver to Bank a quarterly compliance certification in the form of Exhibit A annexed hereto within forty five (45) days of each fiscal quarter end (except only the fiscal quarter ending concurrently with the fiscal year end, in which instance such compliance certificate in the form of Exhibit A annexed hereto, shall be delivered within one hundred twenty (120) days of such fiscal year end), including that he/she has obtained no knowledge of any Event of Default or Default as defined herein, or, if any Event of Default or Default existed or exists, specifying the nature and period of existence thereof and that the Borrower is in compliance with all covenants, warranties, and representations set forth herein, including the financial covenant of Section 6.28.

(b)  Annual Financial Statements.  Within sixty (60) days of the end of the calendar year, Borrower shall provide Bank with internally prepared annual financial statements, prepared on a sound accounting basis in accordance with GAAP, consistently applied (including balance sheets and income statements of Borrower) signed by a Manager or officer of Borrower (including the information in Section 6.6(a)(i) and (ii), respectively, above for such entire applicable fiscal year period).  Borrower shall provide Bank with a full and complete copy of its federal tax return, together with all schedules thereto, for each taxable year within twenty (20) days of filing thereof but in no event later than the applicable federal tax return filing due date.

(c)  Net Lease Operating Reports. No later than thirty (30) days after the end of each calendar quarter, reports regarding leases in the same form as they are received by the operator under each applicable operators agreement.

(d)  Hedge Reports.  As soon as available on a quarterly basis and no later than the thirtieth (30th) day of each succeeding calendar quarter, the monthly trading statements, setting forth as of the last Business Day of such prior fiscal quarter end, a summary of its hedging positions, if any, under all Risk Management Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of Borrower, identifying such matters as the type, term effective date, termination date and notional principal amounts or volumes, the hedged price(s), interest rate(s) or exchange rate(s), as applicable, and any new credit support agreements relating thereto not previously disclosed to Bank.

6.7 Environmental Covenants.  Except as commonly occurring in the normal and customary oil and gas exploration activities from time to time, Borrower will promptly notify

Bank of and provide Bank with copies of any notifications of discharges or releases or threatened releases or discharges of a Polluting Substance on, upon, into or from the Collateral which are given or required to be given by or on behalf of Borrower to any federal, state or local Tribunal if any of the foregoing may materially and adversely affect Borrower or any part of the Collateral, and such copies of notifications shall be delivered to Bank at the same time as they are delivered to the Tribunal.  Borrower further agrees promptly to undertake and diligently pursue to completion any legally required remedial containment and cleanup action in the event of any release or discharge or threatened release or discharge of a Polluting Substance on, upon, into or from the Collateral.  At all times while owning and operating the Collateral, Borrower will maintain and retain complete and accurate records of all releases, discharges or other disposal of Polluting Substances on, onto, into or from the Collateral, including, without limitation, records of the quantity and type of any Polluting Substances disposed of on or off the Collateral.

6.8 Environmental Indemnities.  Borrower hereby agrees to indemnify, defend and hold harmless Bank and each of its officers, directors, employees, agents, consultants, attorneys, contractors and each of its affiliates, successors or assigns, or transferees from and against, and reimburse said Persons in full with respect to, any and all loss, liability, damage, fines, penalties, costs and expenses, of every kind and character, including reasonable attorneys' fees and court costs, known or unknown, fixed or contingent, occasioned by or associated with any claims, demands, causes of action, suits and/or enforcement actions, including any administrative or judicial proceedings, and any remedial, removal or response actions ever asserted, threatened, instituted or requested by any Persons, including any Tribunal, arising out of or related to:  (a) the breach of any representation or warranty of Borrower contained in Section 7.16 set forth herein; (b) the failure of Borrower to perform any of its covenants contained in Section 6.7 herein; (c) the ownership, construction, occupancy, operation, use of the Collateral prior to the earlier of the date on which (i) the Indebtedness and obligations secured hereby have been paid and performed in full and the Security Instruments have been released, or (ii) the Collateral has been sold by Bank following Bank's ownership of the Collateral by way of foreclosure of the Liens granted pursuant hereto, deed in lieu of such foreclosure or otherwise (the "Release Date"); provided, however, this indemnity shall not apply with respect to matters caused by or arising solely from Bank's activities during any period of time Bank acquires ownership of the Collateral.

The indemnities contained in this Section 6.8 apply, without limitation, to any violation on or before the Release Date of any Environmental Laws and any liability or obligation relating to the environmental conditions on, under or about the Collateral on or prior to the Release Date (including, without limitation:  (a) the presence on, upon or in the Collateral or release, discharge or threatened release on, upon or from the Collateral of any Polluting Substances generated, used, stored, treated, disposed of or otherwise released prior to the Release Date, and (b) any and all damage to real or personal property or natural resources and/or harm or injury including wrongful death, to persons alleged to have resulted from such release of any Polluting Substances regardless of whether the act, omission, event or circumstances constituted a violation of any Environmental Law at the time of its existence or occurrence).  The term "release" shall have the meaning specified in CERCLA/SARA and the terms "stored," "treated" and "disposed" shall have the meanings specified in RCRA/HSWA; provided, however, any broader meanings of such terms provided by applicable laws of the States where the Collateral is located.

The provisions of this Section 6.8 shall be in addition to any other obligations and liabilities Borrower may have to Bank at common law and shall survive the Release Date and shall continue thereafter in full force and effect.

Bank agrees that in the event that such claim, suit or enforcement action is asserted or threatened in writing or instituted against it or any of its officers, employers, agents or contractors or any such remedial, removal or response action is requested of it or any of its officers, employees, agents or contractors for which Bank may desire indemnity or defense hereunder, Bank shall give written notification thereof to Borrower.

Notwithstanding anything to the contrary stated herein, the indemnities created by this Section 6.8 shall only apply to losses, liabilities, damages, fines, penalties, costs and expenses actually incurred by Bank as a result of claims, demands, actions, suits or proceedings brought by Persons who are not the beneficiaries of any such indemnity.  Bank shall act as the exclusive agent for all indemnified Persons under this Section 6.8.  With respect to any claims or demands made by such indemnified Persons, Bank shall notify Borrower within thirty (30) days after Bank's receipt of a writing advising Bank of such claim or demand.  Such notice shall identify (i) when such claim or demand was first made, (ii) the identity of the Person making it, (iii) the indemnified Person and (iv) the substance of such claim or demand.  Failure by Bank to so notify Borrower within said thirty (30) day period shall reduce the amount of Borrower's obligations and liabilities under this Section 6.8 by an amount equal to any damages or losses suffered by Borrower resulting from any prejudice caused Borrower by such delay in notification from Bank.  Upon receipt of such notice, Borrower shall have the exclusive right and obligation to contest, defend, negotiate or settle any such claim or demand through counsel of its own selection (but reasonably satisfactory to Bank) and solely at Borrower's own cost, risk and expense; provided, that Bank, at its own cost and expense shall have the right to participate in any such contest, defense, negotiations or settlement.  The settlement of any claim or demand hereunder by Borrower may be made only upon the prior approval of Bank of the terms of the settlement, which approval shall not be unreasonably withheld, conditioned or delayed.

6.9 Notice of Default.  Within five (5) Business Days after any officer becoming aware of any condition or event which constitutes an Event of Default or Default, Borrower will give Bank a written notice thereof specifying the nature and period of existence thereof and what actions, if any, Borrower is taking and proposes to take with respect thereto.

6.10 Notice of Litigation.  Within five (5) Business Days after becoming aware of the existence of any action, suit or proceeding at law or in equity before any Tribunal, an adverse outcome in which would (i) materially impair the ability of Borrower to carry on its businesses substantially as now conducted, (ii) materially and adversely affect the condition (financial or otherwise) of Borrower, or (iii) result in monetary damages in excess of $100,000, Borrower will give Bank a written notice specifying the nature thereof and what actions, if any, Borrower are taking and proposes to take with respect thereto.

6.11  Notice of Claimed Default.  Within five (5) Business Days after becoming aware that the holder of any note or any evidence of indebtedness or other security of Borrower has given notice or taken any action with respect to a claimed default or event of default thereunder, if the amount of the note or indebtedness exceeds $100,000, Borrower will give Bank a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what actions, if any, Borrower is taking and propose to take with respect thereto.

6.12 Change of Management/Business Purpose.  Within five (5) Business Days after any change in the managers of Borrower or any officer of Borrower holding the office of President, Borrower shall give written notice thereof to Bank.

6.13 Requested Information.  With reasonable promptness, Borrower will give Bank such other data and information relating to Borrower's organization, financial results, and operations of the Collateral as from time to time may be reasonably requested by Bank.

6.14 Inspection.  Borrower will keep complete and accurate books and records with respect to the Collateral and its other properties, businesses and operations and upon reasonable advance notice will permit employees and representatives of Bank to review, audit, inspect and examine the same and to make copies thereof and extracts therefrom during normal business hours.  All such records (or accurate copies thereof if the original records are required by law, rule, regulation or ordinance to be kept in another location) shall be at all times kept and maintained at the offices of Borrower in Tulsa, Oklahoma.  Upon any Default or Event of Default, Borrower will surrender copies of all of such records relating to the Collateral to Bank upon receipt of any request therefor from Bank.  Borrower shall promptly notify Bank of any change in the location of its principal office.

6.15 Maintenance of Employee Benefit Plans.  Borrower will maintain each employee benefit plan, if any, as to which Borrower may have any liability or responsibility in compliance with ERISA and all other Laws applicable thereto.

6.16 Disposition/Negative Pledge or Encumbrance of Collateral and Other Assets.  Except only for (i) sales of Hydrocarbons derived from the Mortgaged Property in the normal and ordinary course of business, and (ii) and purchase money security interests Borrower will not sell or encumber (via mortgage, pledge, security agreement, trust transfers or similar asset protection devices or entities or otherwise) any of the Collateral or more than $100,000 of any other Hydrocarbon producing properties or working or royalty interests of whatever nature or type, whether to an Affiliate of Borrower or otherwise, without first obtaining Bank's written consent thereto (which consent shall not be unreasonably withheld)  Borrower will not dispose of any of its assets other than in the normal and prudent ordinary course of its business operations.

6.17 Limitation on Other Indebtedness.  Except for the items listed on Exhibit B under "Other Obligations," Borrower will not create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any indebtedness whether evidenced by a note, bond, debenture, agreement, letter of credit or similar or other obligation, or accept any deposits or advances of any kind, except: (i) trade payables and current indebtedness (other than for borrowed money) incurred in, and deposits and advances accepted in, the ordinary course of business; (ii) Indebtedness to Bank hereunder; (iii) contingent liabilities arising from the operations of Borrower in the ordinary course of business such as plugging liabilities and similar operational matters customary for operators in the oil and gas industry; and (iv) the Indebtedness.

6.18 Limitation on Liens.  Borrower will not create or suffer to exist any Lien upon the Collateral, except (i) Liens in favor of Bank securing the Indebtedness; (ii) Liens (including statutory tax liens to the extent not delinquent) arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and not involving any deposits, advances, borrowed money or the deferred purchase price of property or services; and (iii) Liens expressly permitted to exist under the terms of any of the Security Instru-ments.

6.19  Contingent Liabilities; Advances, Investments, Fixed Asset Purchases.  Except only for the items described on Exhibit B attached hereto, Borrower will not either directly or indirectly otherwise, (i) make investments in one or more subsidiaries or other investments not constituting a [core part of Borrower's business plan as of the Closing Date, guarantee, become surety for, discount, endorse, agree (contingently or otherwise) to purchase, repurchase or otherwise acquire or supply or advance funds in respect of, or otherwise become or be contingently liable upon the indebtedness, obligation or liability of any Person, (ii) guarantee the payment of any dividends or other distributions upon the stock of any corporation, (iii) discount or sell with recourse or for less than the face value thereof, any of its notes receivable, accounts receivable or chattel paper; (iv) loan, agree to loan, or advance money to any Person; or (v) enter into any agreement for the purchase or other acquisition of any goods, products, materials or supplies, or for the making of any shipments or for the payment of services, if in any such case payment therefor is to be made regardless of the non-delivery of such goods, products, materials or supplies or the non-furnishing of the transportation of services; provided, however that the foregoing shall not be applicable to endorsement of negotiable instruments presented to or deposited with a bank for collection or deposit in the ordinary course of business.  Except only for such acquisitions with loan advances made by Bank pursuant to the permitted loan purposes of Section 2.1, Borrower will not purchase or otherwise acquire any fixed assets or make or incur capital expenditures, other than in the normal and ordinary course of Borrower's oil and gas development business operations, in one or more series of transactions in excess of $100,000.00 in the aggregate at any time during each calendar year without Bank's prior written consent, which such consent will not be unreasonably withheld.

6.20 Merger, Consolidation, Acquisition.  Borrower will not merge or consolidate with or into any other Person; or permit any Person to merge into Borrower; or acquire all or substantially all of the assets or properties or capital stock of any other Person; or adopt or effect any plan of reorganization, recapitalization, liquidation or dissolution; provided, however, Borrower may enter into letters of intent pertaining to merger, consolidation or acquisition subject to obtaining Bank's written consent thereto prior to consummation of the transactions contemplated by such letter(s) of intent.

6.21 Distributions/Dividends.  Borrower will not declare, pay or become obligated to declare or pay any capital, cash or other distributions or dividends on any class of its units or interests now or hereafter outstanding, make any distribution of capital, cash or property to holders of any shares of Borrower or shares of such units or interests, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of capital stock or interests now, or hereafter outstanding without the prior written consent of the Bank; provided, however; if and to the extent neither (i) any Event of Default exists hereunder or under any of the other Loan Documents nor (ii) any Default or Event of Default would be caused by or result from such cash distribution, Borrower may make cash distributions to its equity member(s) only for payment of income taxes attributable to Borrower's "pass through" status with reasonably detailed calculations of the distribution amount thereof to be timely furnished to Bank.

6.22 Change of Fiscal Year.  Borrower will not change its fiscal year from its present fiscal year (fiscal year ending December 31).

6.23 Change of Business.  Borrower will not engage in any business activity substantially different from or unrelated to its present business activities and operations.

6.24 Certificate of Formation; Operating Agreement and Assumed Names.  Borrower will not amend, alter, modify or restate its Articles of Organization/Certificate of Formation or Operating Agreement in any way which would: (i) change the name or adopt a trade name for Borrower; or (ii) in any manner adversely affect the rights of Borrower's obligations or covenants to Bank hereunder.

6.25 Transactions with Affiliates.  Borrower will not enter into any transaction, including (without limitation) the purchase, sale or exchange of property or the rendering or furnishing of any service with any Affiliate of Borrower, except transactions in the ordinary course of the businesses of Borrower and upon fair and reasonable terms no less favorable than Borrower would obtain in a transaction for the same purpose with a Person that is not an Affiliate of any of Borrower.

6.26 Other Agreements.  Borrower will not enter into or permit to exist any agreement which: (i) would cause an Event of Default or a Default hereunder; or (ii) contains any provision which would be violated or breached by the performance of Borrower's obligations hereunder or under any of the other Loan Documents.

6.27 Payment of Indebtedness.  Borrower hereby agrees to pay, when due and owing, all Indebtedness, whether or not evidenced by the Note.

6.28 Maximum Leverage Ratio.  Borrower shall not permit its Leverage Ratio, determined as of the end of each fiscal quarter, tested initially on an annualized basis commencing December 31, 2018, through and including the fiscal quarter ending September 30, 2019, and thereafter, commencing with the fiscal quarter ending December 31, 2019 on a trailing 12 month basis (for the four most recent quarters), to be 4.00 to 1.00 or more.

6.29 Minimum Interest Coverage Ratio.  Borrower shall not permit its Interest Coverage Ratio, determined as of the end of each fiscal quarter, commencing December 31, 2018, to be less than 3.00 to 1.00.

6.29 Hedging.  Borrower shall maintain risk management, hedging or other similar forms of price protection for natural gas volumes, such devices shall include a "price floor" or comparable financial hedge or Risk Management Agreement with the Swap Counterparty acceptable to Bank in all respects (including, without limitation, price and term), covering not less than fifty percent (50%) and not more than a maximum of eighty percent (80%), of Borrower's aggregate existing monthly crude oil and/or production (as forecast in Bank's most recent semi-annual engineering valuation pursuant to Article IV hereof, and otherwise in form, content and substance acceptable to Bank).  Such hedging by Borrower shall also cover such specified percentages of Borrower's monthly crude oil and/or natural gas production permitted hereby for a period of time not less than a rolling twelve (12) month period.  Borrower shall not enter into any Prohibited Hedge Transaction, including, without limitation, any financial and physical hedge transactions affecting or covering the same volume of production for concurrent or overlapping periods of time.  The applicable counterparty to any ISDA Agreement shall be the Swap Counterparty or such other counterparty acceptable to Bank and approved thereby in writing and, to the extent deemed necessary or appropriate by the Bank, shall enter into an Intercreditor Agreement and hedge proceeds letter as either or both are deemed necessary or appropriate by the Bank.

6.30 Collateral Borrowing Base Credit for Hedge Agreements.  To the extent Borrower is given any credit or cash flow value in the Collateral Borrowing Base determinations for any Hedge Agreements or other derivative products in effect by the Swap Counterparty from time to time (semi annual engineering redeterminations or otherwise), Borrower shall not liquidate, cancel, terminate or otherwise "unwind" any hedges, rate Risk Management Agreement or other Hedge Agreement therewith without the prior verbal consent of Bank (to be confirmed in writing within one (1) Business Day thereafter), which such consent will not be unreasonably withheld, delayed or conditioned).

6.31 Operating Accounts.  Borrower will maintain its primary operating accounts and treasury management services at the Bank.

ARTICLE VII.
 REPRESENTATIONS AND WARRANTIES

To induce Bank to enter into this Agreement and to make Loans to Borrower under the provisions hereof, and in consideration thereof, Borrower represents, warrants and covenants as follows:

7.1 Organization and Qualification.  Borrower is duly organized, validly existing and in good standing as limited liability entity and is duly licensed or registered, as applicable, and in good standing as foreign limited liability company in each jurisdiction in which the nature of the business transacted or the property owned is such as to require licensing or qualification as such, except where the failure to do so would not result in material adverse effect on Borrower or its financial capacity..

7.2 Litigation.  Except for the action described on Exhibit C attached hereto, to the best of Borrower's knowledge, there is no action, suit, investigation or proceeding threatened or pending before any Tribunal against or affecting Borrower or any properties or rights of any of Borrower which, if adversely determined, would result in a liability of greater than $100,000 or would otherwise result in any Material Adverse Change in the business or condition, financial or otherwise, of Borrower.  Borrower is not, to the best of its knowledge, in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Tribunal.

7.3 Financial Statements.  Borrower's most recent unaudited (internally prepared as to quarterly financials and on a compiled basis as to annual financials) financial statements which have been furnished to Bank have been prepared in conformity with sound accounting principles, consistently applied, show all material liabilities, direct and contingent, and fairly present the financial condition of Borrower as of the date of such statements and the results of their operations for the period then ended, and since the date of such statements there has been no Material Adverse Change in the business, financial condition or operations of Borrower.

7.4 Conflicting Agreements and Other Matters.  To the best of Borrower's knowledge, Borrower is not in default in the performance of any obligation, covenant, or condition in any material agreement to which it is a party or by which it is bound.  Borrower is not a party to or otherwise subject to any contract or agreement which restricts or otherwise affects the right or ability of Borrower to execute the Loan Documents or the performance of any of their respective terms.  Neither the execution nor delivery of any of the Loan Documents, nor fulfillment of nor compliance with their respective terms and provisions will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (except those created by the Loan Documents) upon any of the Collateral pursuant to, or require any consent, approval or other action by or any notice to or filing with any Tribunal (other than routine filings after the Closing Date with the Securities and Exchange Commission, any securities exchange and/or state blue sky authorities) pursuant to the Articles of Organization and  Operating Agreement of Borrower, as applicable, any award of any arbitrator, or any material agreement to which Borrower is a party, or Law to which Borrower is subject.

7.5 Authorization.  The managers of Borrower have duly authorized the execution and delivery of each of the Loan Documents and the performance of their respective terms.  No other consent of any other Person, except for Bank, is required as a prerequisite to the validity and enforceability of the Loan Documents.

7.6 Purposes.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  If requested by Bank, Borrower will furnish to Bank a statement in conformity with the requirements of Federal Reserve Form U-1, referred to in Regulation U, to the foregoing effect.  Neither Borrower nor any agent acting on behalf thereof has taken or will take any action which might cause this Agreement or the Note to violate any regulation of the Board of Governors of the Federal Reserve System (including Regulations G, T, U and X) or to violate any securities laws, state or federal, in each case as in effect now or as the same may hereafter be in effect.

7.7 Compliance with Applicable Laws.  To the best of its knowledge, Borrower is in compliance with all Laws, ordinances, rules, regulations and other legal requirements applicable to it and the business conducted by it, the violation of which could or would have a material adverse effect on its business or condition, financial or otherwise.  Neither the ownership of any shares of Borrower, nor any continued role of any Person in the management or other affairs of Borrower (i) will result or could result in Borrower's noncompliance with any Laws, ordinances, rules, regulations and other legal requirements applicable to Borrower, or (ii) could or would have a material adverse effect on the business or condition, financial or otherwise, of Borrower.

7.8 Possession of Franchises, Licenses.  To the best of Borrower's knowledge, Borrower possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and Borrower is not in violation of any thereof in any material respect.

7.9 Leases, Easements and Rights of Way.  To the best of Borrower's knowledge, Borrower enjoys peaceful and undisturbed possession of all leases, easements and rights of way necessary in any material respect for the operation of its properties and assets.  All such leases, easements and rights of way are valid and subsisting and are in full force and effect.

7.10  Taxes.  Borrower has filed all Federal, state and other income tax returns which are required to be filed and have paid all Taxes, as shown on said returns, and all Taxes due or payable without returns and all assessments received to the extent that such Taxes or assessments have become due.  All Tax liabilities of Borrower are adequately provided for on the books of Borrower, including interest and penalties.  No income tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid.

7.11 Disclosure.  Neither this Agreement nor any other Loan Document or writing furnished to Bank by or on behalf of Borrower in connection herewith contains any untrue statement of a material fact nor do such Loan Documents and writings, taken as a whole, omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.  There is no fact known to Borrower and not reflected in the financial statements provided to Bank which materially adversely affects its assets or in the future may materially adversely affect the business, property, assets or financial condition of Borrower which has not been set forth in this Agreement, in the Loan Documents or in other documents furnished to Bank by or on behalf of Borrower prior to the date hereof in connection with the transactions contemplated hereby.

7.12 Investment Company Act Representation.  Borrower is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

7.13 ERISA.  Since the effective date of Title IV of ERISA, no Reportable Event has occurred with respect to any Plan.  For the purposes of this section the term "Reportable Event" shall mean an event described in Section 4043(b) of ERISA.  For the purposes hereof the term "Plan" shall mean any plan subject to Title IV of ERISA and maintained for employees of Borrower, or of any member of a controlled group of corporations, as the term "controlled group of corporations" is defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the "Code"), of which any of Borrower is a part.  Each Plan established or maintained by Borrower is in material compliance with the applicable provisions of ERISA, and Borrower have filed all reports required by ERISA and the Code to be filed with respect to each Plan.  Borrower has met all requirements with respect to funding Plans imposed by ERISA or the Code.  Since the effective date of Title IV of ERISA there have not been any nor are there now existing any events or conditions that would permit any Plan to be terminated under circumstances which would cause the lien provided under Section 4068 of ERISA to attach to the assets of Borrower.  The value of each Plan's benefits guaranteed under Title IV of ERISA on the date hereof does not exceed the value of such Plan's assets allocable to such benefits on the date hereof.

7.14 Fiscal Year.  The fiscal year of Borrower ends as of December 31 of each year.

7.15 Title to Properties; Authority.  Borrower has full power, authority and legal right to own and operate the proper-ties which it now owns and operates, and to carry on the lines of business in which it is now engaged has good and marketable title to the Mortgaged Property subject to no Lien of any kind except Liens permitted by this Agreement.  Borrower has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement and the other Loan Documents.  Borrower further represents to Bank that any and all after acquired interest in any one or more of the Mortgaged Property being concurrently or subsequently assigned of record to Borrower is and shall be deemed encumbered by the Mortgages in all respects.

7.16 Environmental Representations.  To the best of Borrower's knowledge and belief, upon reasonable and good faith inquiry exercised with due diligence and in accordance with normal industry standards:

(a) Borrower is not subject to any liability or obligation relating to (i) the environmental conditions on, under or about the Collateral, including, without limitation, the soil and ground water conditions at the location of any of such Borrower's properties, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Polluting Substance;

(b) Borrower has not obtained and is not required to obtain or make application for any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, facilities, fixtures and equipment forming a part of the Collateral by reason of any Environmental Laws;

(c) Borrower has taken reasonable steps to determine and has determined, to the best of such Borrower's knowledge, that no Polluting Substances have been disposed of or otherwise released on, onto, into, or from the Collateral (the term "release" shall have the meanings specified in CERCLA/SARA, and the term "disposal" or "disposed" shall have the meanings specified in RCRA/HSWA; provided, in the event either CERCLA/SARA or RCRA/HSWA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and provided further, to the extent that the laws of any State or Tribunal establish a meaning for "release," "disposal" or "disposed" which is broader than that specified in CERCLA/SARA, RCRA/HSWA or other Environmental Laws, such broader meaning shall apply) that causes, creates or results in a Material Adverse Change or a material adverse effect on any Borrower or its financial capabilities or the Mortgaged Properties;

(d) There are no PCB's or asbestos-containing materials, whether in the nature of thermal insulation products such as pipe boiler or breech coverings, wraps or blankets or sprayed-on or troweled-on products in, on or upon the Collateral; and

(e) There is no urea formaldehyde foam insulation ("UFFI") in, on or upon the Collateral.

7.17 Oil and Gas Contracts.  All contracts, agreements and leases related to any of the oil and gas mining, mineral or leasehold properties and all contracts, agreements, instruments and leases to which Borrower is a party, to the best of such Borrower's knowledge, are valid and effective in accordance with their respective terms, and to the best of Borrower's knowledge, (i) all agreements included in the oil and gas mining, mineral or leasehold properties in the nature of oil and/or gas purchase agreements, and/or oil and/or gas sale agreements are in full force and effect, (ii) are valid and legally binding obligations of the parties thereto, (iii) all payments due thereunder have been made, except for those suspended for reasonable cause in the ordinary course of business; and, (iv) there is not under any such contract, agreement or lease any existing default known to Borrower by any party thereto or any event which, with notice or lapse of time, or both, would constitute such default, other than minor defaults which, in the aggregate, would result in losses or damages of more than $200,000 to Borrower.

7.18 Natural Gas Policy Act and Natural Gas Act Compliance.  To the best of Borrower's knowledge, all material filings and approvals under the Natural Gas Policy Act of 1978, as amended, and the Natural Gas Act, as amended, or with the Federal Energy Regulatory Commission (the "FERC") or required under any rules or regulations adopted by the FERC which are necessary for the operation of Borrower's businesses or the Collateral in the manner in which they are presently being operated have been made and the terms of the agreements and contractual rights included in Borrower's businesses or the Collateral do not conflict with or contravene any such Law, rule or regulation.

7.19 Take or Pay Obligations, Prepayments, BTU Adjustments and Balancing Problems.  To the best of Borrower's knowledge, there is no take or pay obligation under any gas purchase agreement comprising a portion of the Collateral which is not matched by a commensurate and corresponding pay or take obligation binding upon the purchaser under a corresponding gas sales agreement such that with respect to the ownership and operation of the business of Borrower or the Collateral, any such obligation in favor of any seller under any gas purchase agreement to which Borrower is a "buyer" is matched by a corresponding obligation on the part of "purchasers" under corresponding gas sales agreements pursuant to which Borrower is the "seller".  To the best of Borrower's knowledge, neither Borrower nor the Collateral is subject to requirements to make BTU adjustments or effect gas balancing in favor of third parties which would result in Borrower being required to (i) deliver gas at a price below that established in applicable gas sales agreements or on behalf of and for the benefit of third parties in exchange or to otherwise compensate for prior above market or above contract purchases of gas from Borrower or its predecessors in interest, or (ii) balance in kind by allowing other owners in the Collateral to make up the past imbalances in gas sales, or (iii) balance in cash by paying other owners of the collateral for the past gas imbalances except for the matters described on Exhibit D hereto which have been disclosed to Borrower.

7.20 Gas Purchase Obligations in Excess of Gas Sales Rights.  The ownership and operation of the business operations of Borrower or the Collateral have not resulted or will not result in the existence of minimum purchase obligations under any gas purchase agreement (relating to the volume of gas to be taken thereunder or the price to be paid with respect thereto for the duration of any such gas purchase agreement) which are not matched by corresponding and commensurate rights to sell all such gas under applicable gas sales agreements at prices in excess of the amount to be paid therefor under gas purchase agreements (without regard to costs associated with transporting any such gas and risks of volume "shrinkage" occurring in the transportation process).

7.21 Ownership of Mortgaged Property.  Borrower hereby represents, warrants and covenants that, as of the Closing Date, Borrower owns the working interests, royalty interests and net revenue interests in the oil and gas leasehold estate for the Mortgaged Property covered by the Mortgages as represented to Bank and free and clear of all Liens.

7.22 Additional Swap Agreement Representations. Borrower hereby represents and warrants to Bank and covenants with Bank that:

(a) the rate, asset, liability or other notional item underlying any Specified Swap Agreement regarding an interest or monetary rate, or foreign exchange swap, entered into or executed in connection with this Loan Agreement is or is directly related to, a financial term hereof;

(b)  the aggregate notional amount of all Swap Agreements entered into or executed by any Borrower in connection with the financial terms of this Loan Agreement, whether entered into or executed with Borrower or any other individual or entity, will not at any time exceed the aggregate principal amount outstanding hereunder, as such amounts may be determined or calculated contemporaneously from time to time during and throughout the terms of this Loan Agreement;

(c) each Swap Agreement entered into or executed in connection with the financial terms of this Loan Agreement has been or will be entered into no earlier than ninety (90) days before and no later than one hundred eighty (180) days after the date hereof or of any transfer of principal hereunder;

(d)  the purpose of any Swap Agreements in respect of any commodity entered into or executed in connection with this Loan Agreement is to hedge commodity price risks incidental to Borrower's business and arising from potential changes in the price of such commodity; and

(e)  each Swap Agreement entered into or executed in connection with this Loan Agreement mitigates against the risk of repayment hereof and is not for the purpose of speculation.

For purposes hereof, the term (i) "financial term" shall include, without limitation, the duration or term of the Loan Agreement, rate of interest, the currency or currencies in which the Loan is made and its principal amount, and (ii) "transfer of principal" means any draw of principal under the Loan Agreement, any amendment, restructuring, extension or other modification of the Loan Agreement.

7.23 Security Instruments.  The Mortgage is effective to create in favor of Bank a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof; and when the Mortgage is filed in the designated recording offices, the Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Borrower in the Mortgaged Properties described therein and the proceeds and products thereof, as security for the Indebtedness, in each case prior and superior in right to any other Person (other than Permitted Liens as contemplated by the Mortgages).

7.24 Reserve Reports.  To Borrower's best knowledge, with respect to the Reserve Report most recently delivered to the Bank hereunder: (i) the assumptions stated or used in the preparation of each such Reserve Report were reasonable (it being understood by Bank that assumptions as to future results are subject to uncertainty and that no assurance can be given that any particular projections will be realized to the extent beyond Borrower's control); (ii) all information furnished by Borrower to the petroleum engineers for use in the preparation of each such Reserve Report will be true and accurate in all material respects at the time furnished; (iii) there has been no decrease in the amount of the estimated proved reserves shown in any Reserve Report since the date thereof, except for changes which have occurred as a result of production in the ordinary course of business and dispositions permitted hereunder; and (iv) it does not omit any statement or information necessary to cause the same not to be misleading to Bank or the petroleum engineers in any material respect.

ARTICLE VIII.
 EVENTS OF DEFAULT

8.1 Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default hereunder (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of Law or otherwise):

(a) Borrower shall fail to make any monthly or other scheduled payment on the Revolver Note when due, or fail to pay the Revolver Note within five (5) days of the scheduled due date thereof (whether by extension, renewal, acceleration, maturity or otherwise); or

(b) Any representation or warranty of Borrower made herein or in any writing furnished in connection with or pursuant to any of the Loan Documents shall have been false or misleading in any material respect on the date when made and continues to have a material adverse effect on Borrower or its financial capacity or business operations; or

(c) Borrower shall fail to duly observe, perform or comply with any covenant, agreement or term (other than payment provisions which are governed by Section 8.1(a) hereof) contained in this Agreement or any of the Loan Documents and such default or breach shall have not been cured or remedied within the earlier of thirty (30) days after Borrower shall know (or should have known) of its occurrence or twenty (20) days following receipt of notice thereof from Bank; or

(d) Borrower shall default in the payment of principal or of interest on any other obligation for money borrowed or received as an advance (or any obligation under any conditional sale or other title retention agreement, or any obligation issued or assumed as full or partial payment for property whether or not secured by purchase money Lien, or any obligation under notes payable or drafts accepted representing extensions of credit) in excess of $100,000 beyond any grace period provided with respect thereto, or shall default in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created (or if any other default under any such agreement shall occur and be continuing beyond any period of grace provided with respect thereto) if the effect of such default is to cause the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to accelerate the due date of such obligation prior to its scheduled date of maturity; or

(e) Any (i) Bankruptcy Event shall occur with respect to Borrower or Guarantor; or (ii) Borrower or Guarantor shall fail to make timely payment or deposit of any amount of tax required to be withheld by Borrower or Guarantor and paid to or deposited to or to the credit of the United States of America pursuant to the provisions of the Internal Revenue Code of 1986, as amended, in respect of any and all wages and salaries paid to employees of Borrower or Guarantor; or

(f) Any final judgment on the merits for the payment of money in an amount in excess of $100,000 shall be outstanding against Borrower or Guarantor, and such judgment shall remain unstayed and in effect and unpaid for more than thirty (30) days; or

(g) Any Reportable Event described in Section 7.13 hereof which Bank determines in good faith might constitute grounds for the termination of a Plan therein described or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to Bank by Borrower, or any such Plan shall be terminated, or a trustee shall be appointed by a United States District Court to administer any such Plan or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan; or

(h) Any default or event of default occurs under any of the other Loan Documents, including without limitation, the Mortgages or any default or event of default occurs under any other agreement between Borrower or Guarantor and Bank; or

(i) Any default, event of default, termination event, additional termination event or similar event occurs under any Hedge Agreement between Borrower and any Swap Counterparty; or

(j)  A Material Adverse Change shall occur and not be remedied within thirty (30) days of its occurrence or Borrower's receipt of notification thereof from Bank; or

(k) Guarantor shall repudiate or attempt to repudiate or otherwise cancel or terminate the Guaranty Agreement, or the Guaranty Agreement shall be determined to be void or unenforceable; or

(l)  Borrower shall fail to timely make any payment or pledge required to resolve a Deficiency under Section 4.3 of this Agreement; or

(m) Change of Control of Borrower.

8.2 Remedies.  Upon the occurrence of any Event of Default referred to in Section 8.1(e) the Revolver Commitment shall immediately terminate, and the Revolver Note and all other Indebtedness shall be immediately due and payable, without notice of any kind.  Upon the occurrence of any other Event of Default, and without prejudice to any right or remedy of Bank under this Agreement or the Loan Documents or under applicable Law of under any other instrument or document delivered in connection herewith, Bank may (i) immediately impose the Default Rate on the Revolver Note and all other outstanding Indebtedness, (ii) declare the Revolver Commitment terminated, and/or (iii) declare the Revolver Commitment terminated and declare the Revolver Note and the other Indebtedness, or any part thereof, to be forthwith due and payable, whereupon the Revolver Note and the other Indebtedness, or such portion as is designated by Bank shall forthwith become due and payable, without presentment, demand, notice or protest of any kind, all of which are hereby expressly waived by Borrower.  No delay or omission on the part of Bank in exercising any power or right hereunder or under the Revolver Note, the Loan Documents or under applicable law shall impair such right or power or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise by Bank of any such power or right preclude other or further exercise thereof or the exercise of any other such power or right by Bank.  In the event that all or part of the Indebtedness becomes or is declared to be forthwith due and payable as herein provided, Bank shall have the right to set off the amount of all the Indebtedness of Borrower owing to Bank against, and shall have, and is hereby granted by Borrower, a lien upon and security interest in, all property of Borrower in Bank's possession at or subsequent to such default, regardless of the capacity in which Bank possesses such property, including but not limited to any balance or share of any deposit, collection or agency account.  After Default all proceeds received by Bank may be applied to the Indebtedness in such order of application and such proportions as Bank, in its discretion, shall choose.  At any time after the occurrence and continuation of any Event of Default, Bank may, at its option, cause an audit of any and/or all of the books, records and documents of Borrower to be made by auditors reasonably satisfactory to Bank at the expense of Borrower.  Bank also shall have, and may exercise, each and every right and remedy granted to it for default under the terms of the Security Instruments and the other Loan Documents.

8.3 Setoff.  Upon the occurrence of an Event of Default which shall be continuing, any indebtedness from the Bank, including as Letter of Credit Issuer, to Borrower, including without limitation, under any general or special deposit account, may be setoff or otherwise applied by Bank, under a general lien covering such indebtedness which is hereby granted, to any obligation of Borrower under this Agreement to Bank, including as Letter of Credit Issuer, at any time and from time to time, either before or after maturity and without demand or notice to anyone.  The rights granted by this paragraph shall be in addition to the rights of Bank, including as Letter of Credit Issuer, under statutory banker's lien or other rights of setoff.

8.4 Non-waiver of Rights.  No delay or omission to exercise any right, power or remedy accruing to Bank upon any breach or default of Borrower under this Agreement or any of the Loan Documents or other agreements or instruments executed pursuant hereto or in connection herewith shall impair any such right, power or remedy of Bank, nor shall it be construed to be a waiver of any such breach or default or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default heretofore occurring.  Any waiver, permit, consent or approval of any kind of character on the part of Bank, or any breach or default or conditions in the making of any loan under this Agreement, or any waiver on the part of Bank of any condition or provision of this Agreement or any agreement or instrument executed pursuant hereto or in connection herewith, must be in writing signed by Bank and shall be effective only to the extent of the provisions of such writing specifically set forth.  All other remedies, either under this Agreement or by Law otherwise afforded Bank, shall be cumulative and not alternative.

8.5 Allocation of Payments after Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received on or in respect of the Indebtedness (or other amounts owing under the Loan Documents in connection therewith) shall be paid over or delivered in accordance with the Intercreditor Agreement, or if no Intercreditor Agreement is in place, in Bank's discretion.

ARTICLE IX.
 MISCELLANEOUS

9.1 Notices.  Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be either hand-delivered (by reputable courier or otherwise) or mailed by certified mail, postage prepaid, to the respective addresses specified below, or, as to any party, to such other address as may be designated by it in written notice to the other parties:

If to Borrower:	Empire Louisiana, LLC 2651 East 21st Street, Suite 310 Tulsa, OK 74114 Attn: Michael Morrisett, President
If to Bank:	CrossFirst Bank 7120 S. Lewis Ave. Tulsa, Oklahoma 74136 Attn: Terry D. Blain, Senior Vice President/Energy Bank

All notices forwarded or submitted hereunder will be effective when hand-delivered (via reputable courier system or otherwise by personal delivery) to the applicable notice address set forth above or when mailed by certified mail, postage prepaid, addressed as aforesaid.

9.2 Place of Payment.  All sums payable hereunder shall be paid in immediately available funds to Bank, at its principal banking offices in Tulsa, Oklahoma, or at such other place as Bank shall notify Borrower in writing.  If any interest, principal or other payment falls due on a date other than a Business Day, then (unless otherwise provided herein) such due date shall be extended to the next succeeding Business Day, and such extension of time will in such case be included in computing interest, if any, in connection with such payment.

9.3 Survival of Agreements.  All covenants, agreements, representations and warranties made herein shall survive the execution and the delivery of Loan Documents.  All statements contained in any certificate or other instrument delivered by Borrower hereunder shall be deemed to constitute representations and warranties by Borrower.

9.4 Parties in Interest.  All covenants, agreements and obligations contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that Borrower may not assign its rights or obligations hereunder without the prior written consent of Bank.

9.5 Governing Law and Jurisdiction.  This Agreement, the Revolver Note, the Security Instruments and all other Loan Documents (except any future ISDA Agreement and any future Intercreditor Agreement that may be hereafter entered into from time to time) shall be deemed to have been made or incurred under the Laws of the State of Oklahoma and shall be construed and enforced in accordance with and governed by the Laws of Oklahoma.

9.6 SUBMISSION TO JURISDICTION.  BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN TULSA COUNTY, OKLAHOMA AND WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO IT AT THE ADDRESS SET FORTH IN SECTION 9.1 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) BUSINESS DAYS AFTER MAILED OR DELIVERED BY MESSENGER.

9.7 Highest Lawful Rate.  It is the intention of the parties hereto that Bank shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to Bank under laws applicable to it (including the laws of the United States of America and the State of Oklahoma or any other jurisdiction whose laws may be mandatorily applicable to Bank notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Revolver Note or any ISDA Agreement, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to Bank that is contracted for, taken, reserved, charged or received by Bank under any of the Loan Documents or agreements or otherwise in connection with the Revolver Note or any ISDA Agreement shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by Bank on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by Bank to Borrower); and (ii) in the event that the maturity of the Revolver Note or any ISDA Agreement is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Bank may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by Bank as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Bank on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by Bank to Borrower).  All sums paid or agreed to be paid to Bank for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to Bank, be amortized, prorated, allocated and spread throughout the full term of the Loans evidenced by the Revolver Note or any ISDA Agreement until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to Bank on any date shall be computed at the Highest Lawful Rate applicable to Bank pursuant to this Section 9.7 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to Bank would be less than the amount of interest payable to Bank computed at the Highest Lawful Rate applicable to Bank, then the amount of interest payable to Bank in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to Bank until the total amount of interest payable to Bank shall equal the total amount of interest which would have been payable to Bank if the total amount of interest had been computed without giving effect to this Section 9.7.

9.8 No Waiver; Cumulative Remedies.  No failure to exercise, and no delay in exercising, on the part of Bank, any right, power or privilege hereunder or under any other Loan Document or applicable Law shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege of Bank.  The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies provided by any other instrument or by law.  No amendment, modification or waiver of any provision of this Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by the parties.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

9.9 Costs.  Borrower agrees to pay to Bank on demand all reasonable and documented costs, fees and expenses (including without limitation reasonable attorneys' fees and legal expenses) incurred or accrued by Bank in connection with the negotiation, preparation, execution, delivery, filing, recording and administration of this Agreement, the Security Instruments and the other Loan Documents, or any waiver, consent or modification thereto or thereof, or any enforcement thereof.  Borrower further agrees that all such fees and expenses shall be paid regardless of whether or not the transactions provided for in this Agreement are eventually closed and regardless of whether or not any or all sums evidenced by the Revolver Note are advanced to Borrower by Bank.  Upon Borrower's failure to pay all such costs and expenses within ten (10) days of Bank's submission of invoices therefore, Bank shall pay such costs and expenses by debit to the general account of Borrower without further notice to Borrower.

9.10 Participation.  Borrower recognizes and acknowledges that Bank may sell participating interests in the Loans (or either of them) to one or more financial institutions (the "Participants"). Upon receipt of notice of the identity and address of each such Participant, Borrower shall thereafter supply such Participant with the same information and reports communicated to Bank, whether written or oral.  Borrower hereby acknowledge that each Participant shall be deemed a holder of the Revolver Note to the extent of its participation, and Borrower hereby waives its right, if any, to offset amounts owing to Bank from Borrower against any Participant's portion of such Revolver Note.

9.11 WAIVER OF JURY.  BORROWER AND BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN BORROWER AND BANK ARISING OUR OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE REVOLVER NOTE OR THE OTHER LOAN DOCUMENTS.  THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO PROVIDE THE FINANCING CONTEMPLATED HEREBY AND EVIDENCED BY THE REVOLVER NOTE.

9.12 Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to Bank or Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or other debtor relief law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

9.13 Full Agreement.  This Agreement and the other Loan Documents contain the full agreement of the parties and supersede all negotiations and agreements prior to the date hereof.

9.14 Headings.  The article and section headings of this Agreement are for convenience of reference only and shall not constitute a part of the text hereof nor alter or otherwise affect the meaning hereof.

9.15 Severability.  The unenforceability or invalidity as determined by a Tribunal of competent jurisdiction, of any provision or provisions of this Agreement shall not render unenforceable or invalid any other provision or provisions hereof.

9.16 Exceptions to Covenants.  Borrower shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

9.17 WAIVER OF SPECIAL DAMAGES.  BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT SUCH BORROWER MAY HAVE TO CLAIM OR RECOVER FROM BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

9.18 Conflict with Security Instruments.  To the extent the terms and provisions of any of the Security Instruments are in conflict with the terms and provisions hereof, this Agreement shall be deemed controlling.  Reference is made to any Intercreditor Agreement entered into on or after the date hereof as contemplated by this Agreement and notwithstanding any other agreement, each of Borrower and Bank (a) acknowledge that it has received a copy of such Intercreditor Agreement, (b) consents to the priority of payments and of Liens provided for in any such Intercreditor Agreement, and (c) agrees that it will be bound by and will take no actions contrary to the provisions of any such Intercreditor Agreement.

9.19 Exculpation Provisions.  Borrower specifically agrees that it has a duty to read this Agreement and the Security Instruments and agrees that it is charged with notice and knowledge of the terms of this Agreement and the Security Instruments; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the Security Instruments; and has received the advice of its attorney in entering into this Agreement and the Security Instruments; and that it recognizes that certain of the terms of this Agreement and the Security Instruments result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability.  Borrower agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement and the Security Instruments on the basis that the party had no notice or knowledge of such provision or that the provision is not "conspicuous."

9.20 US PATRIOT Act Notice.  IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for Borrower: Bank hereby notifies Borrower that it is required to obtain, verify and record information that identifies Borrower, including Borrower's name, residential address, tax identification number, and other information that will allow Bank to identify Borrower.  Bank may also ask to see Borrower's legal organizational documents or other identifying documents.  Bank will verify and record the information Bank obtains from Borrower pursuant to the USA PATRIOT Act, and will maintain and retain that record in accordance with the regulations promulgated under the USA PATRIOT Act.

9.21 Expenses; Indemnification.

(a) Indemnification.  Borrower agrees to indemnify and hold harmless Bank and its officers, directors, trustees, employees, agents, and advisors (each, an

"Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys' fees, disbursements and other charges) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation, or proceeding and regardless of whether such Indemnified Party is a party thereto or preparation of defense in connection therewith) the Loan Documents or any of the transactions contemplated herein or in any of the Loan Documents or the actual or proposed use of the proceeds of the Revolver Loans or the letters of credit issued hereunder, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct or breach of this Agreement. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.21 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Borrower or any Subsidiary thereof, their respective directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Borrower agrees not to assert, and hereby waives, any claim against Bank or any of its directors, officers, employees, attorneys, agents, and advisors, on any theory of liability, for, special, exemplary, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Revolver Loans or the letters of credit issued hereunder.

(b)  Survival.  Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 9.21 shall survive the repayment of the Revolver Loans, the other Indebtedness and other obligations under the Loan Documents and the termination of the Commitments hereunder.

9.23 Recovery of Additional Costs.  If any Change in Law (defined below) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on Bank), reserve requirements, deposit requirements, capital adequacy requirements, Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums or assessments, or other obligations which would (A) increase the cost to Bank for extending, maintaining or funding the Commitments, (B) reduce the amounts payable to Bank under the Commitment, or (C) reduce the rate of return on Bank's capital as a consequence of Bank's obligations with respect to the Commitment, then Borrower agrees to pay Bank such additional amounts as will compensate Bank therefor, within five (5) days after Bank's written demand for such payment. Bank's demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrower, which explanation and calculations shall be conclusive in the absence of manifest error. "Change in Law" means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any court or administrative or governmental authority of any law, rule, regulation or treaty, or (c) the making or issuance by any court or administrative or governmental authority of any request, rule, policy, guideline or directive, whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the US or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

9.24 Government Regulation.  Borrower shall not (1) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any loan advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (2) fail to provide documentary and other evidence of Borrower's identity as may be requested by Bank at any time to enable Bank to verify Borrower's identity or to comply with any applicable law or regulation, including without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

9.25 Assignability.  Borrower agrees that Bank, subject to existing agreements between Bank and Borrower and any applicable confidentiality agreements, may provide any information or knowledge that Bank may have about Borrower or about any matter relating to this Loan Agreement or the other Loan Documents to any one or more purchasers or potential purchasers of Bank's interest in this Loan Agreement or any other Loan Document.  Borrower agrees that Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in this Loan Agreement or any other Loan Document to one or more purchasers whether or not related to Bank.

9.26 Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

9.27 NO ORAL AGREEMENTS.  THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDE ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

9.28 Confidentiality. The Bank, including as Letter of Credit Issuer, agrees to hold any confidential information that it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (a) to the extent they need to know in connection with the negotiation, administration or enforcement of the Loan Documents, to (i) its Affiliates, and any of the officers, directors, employees and agents of any of the foregoing; and (ii) to legal counsel, accountants and other professional advisors to the Borrower or the Bank; (b) to regulatory officials having jurisdiction over the Bank; (c) as required by Law or legal process or in connection with any legal proceeding to which either of the Bank or the Borrower are adverse parties; (d) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of its interests hereunder or a participation interest in its Proportionate Share; or (e) if an Event of Default has occurred and is continuing, to the extent that the Bank determines such disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Loan Documents. For purposes of the foregoing, "confidential information" shall mean all information respecting the Borrower delivered to the Bank, other than (i) information that was publicly known prior to the time of such disclosure (including information previously filed with any Governmental Agency and available to the public), (ii) information that subsequently becomes publicly known through no violation of this Section by the Bank, its Affiliates or any of the officers, directors, employees and agents of any of the foregoing and (iii) information that otherwise becomes known to the Bank other than through non-confidential disclosure by, or on behalf of, the Borrower or any Affiliate thereof. Nothing in this Section 9.28 shall be construed to create or give rise to any fiduciary duty on the part of any of the Bank to the Borrower.

9.29 Time of the Essence. Time is of the essence of the Loan Documents.

9.30 Commercial Transaction. The Borrower represents, warrants and acknowledges that the transaction of which this Agreement is a part is a commercial transaction and not a consumer transaction. Monies now or in the future to be advanced to or on behalf of the Borrower are not and will not be used for personal, family or household purposes.

9.31 Relationship of Parties. The relationship between the Borrower, on the one hand, and the Bank, on the other, is, and at all times shall remain, solely that of borrower and lender. The Bank shall not under any circumstances be construed to be partners or joint venturers of the Borrower or any of its Affiliates; nor shall the Bank under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or any of its Affiliates, or to owe any fiduciary duty to the Borrower or any of its Affiliates. The Bank do not undertake or assume any responsibility or duty to the Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their Property, any security held by the Bank or the operations of the Borrower or any of its Affiliates. The Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Bank in connection with such matters is solely for the protection of the Bank and neither the Borrower nor any of its Affiliates is entitled to rely thereon. Without limiting the generality of the foregoing, the Borrower expressly acknowledges that it has, independently and without reliance upon any advice, recommendation or information from the Bank or any of its Affiliates, made its own decision regarding the use of the proceeds of the Loans, and to obtain the Loan under the terms and conditions of this Agreement.

9.32 Not a Reportable Transaction.  The parties signatory hereto acknowledge and stipulate and Borrower represents to Bank that the transactions contemplated by this Agreement do not constitute a "Reportable Event" as that term is described and defined in regulations of the Treasury Department of the United States.

9.33 OFAC.   Neither Borrower, nor any affiliate of Borrower: (a) is a Sanctioned Person; (b) owns assets in Sanctioned Entities; or (c) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. None of the proceeds of any Loan will be used or have been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

IN WITNESS WHEREOF, the parties hereto have caused this Revolver Loan Agreement to be duly executed and delivered by the undersigned duly authorized officer of Borrower to Bank in Tulsa, Oklahoma, effective as of the day and year first above written.

BORROWER:	EMPIRE LOUISIANA, LLC, a Delaware limited liability company

	By:	/s/ Michael R. Morrisett
Michael Morrisett, President

BANK:	CROSSFIRST BANK, a Kansas banking corporation

	By:	/s/ Terry D. Blain
Terry D. Blain,
Senior Vice President/Energy Bank

LOAN AGREEMENT SIGNATURE PAGE